Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 60 to the Registration Statement on Form N-1A of Fidelity Phillips Street Trust: Fidelity Cash Reserves and Fidelity U.S. Government Reserves of our report dated January 12, 2010 on the financial statements and financial highlights included in the November 30, 2009 Annual Reports to Shareholders of the above referenced funds which are also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

____________________________	/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
January 25, 2010